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                                                                  EXHIBIT 7(c).1




         Investor Contact:      JoAnn DeGrande                     July 22, 1996
                                (206) 461-3186             FOR IMMEDIATE RELEASE

                         WASHINGTON MUTUAL TO ACQUIRE
                     AMERICAN SAVINGS BANK THROUGH MERGER,
                     CREATING WEST COAST BANKING POWERHOUSE

                 SEATTLE - In a move that would position it among the top West Coast banking institutions and represent a major market expansion into California, Seattle-based Washington Mutual, Inc. (Nasdaq: WAMU) today announced the signing of an agreement to acquire through an all stock merger Keystone Holdings, Inc. and its American Savings Bank subsidiary of Irvine, Calif.

                 The combination of Washington Mutual and American would create a banking powerhouse with more than $42 billion in assets, $23 billion of deposits and 500 offices in seven Western states. Based on Friday's closing price of $30 1/8 per share for Washington Mutual common stock, the company would have a market capitalization exceeding $3.5 billion, a figure that would place it at the top of the savings industry.

                 Based on assets, the combined organization would be the nation's 24th-largest banking company. Washington Mutual will continue to be headquartered in Seattle.

                 "This is a landmark day for Washington Mutual and for our industry," said Kerry Killinger, the company's chairman, president and chief executive officer, who will continue in his current position following the transaction. "Through this combination, we are creating one of the leading consumer financial services companies in the West, benefiting customers, employees and our communities. We anticipate that the transaction will be immediately accretive to earnings per share and should greatly accelerate our ability to reach the aggressive financial targets we've established for ourselves. We also believe it will greatly improve prospects for creating long-term shareholder value."

                 One of Washington Mutual's banking subsidiaries, Washington Mutual Bank, currently is the No. 1 residential mortgage originator in the states of Washington and Oregon and is a leading depository in both states. Washington Mutual also has offices in Utah, Idaho and Montana.





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WAMU -- 2


                 American Savings Bank is California's No. 2 residential mortgage originator. It will retain the American Savings Bank name in all its markets after the transaction is completed.

         TERMS OF TRANSACTION

                 Under the terms of the agreement, Washington Mutual will issue 48 million shares of common stock in a transaction accounted for as a pooling of interests. Of this total, 40 million shares will initially be distributed to investors in the partnership that owns Keystone and to the FDIC, as manager of the FSLIC Resolution Fund, which, under a separate warrant exchange agreement, will receive Washington Mutual common stock in exchange for the interest it currently holds. The FDIC has maintained a stake in a Keystone subsidiary that has owned American since the bank was recapitalized in 1988. Of these initial shares, the investors will receive 26 million shares of the consideration in a tax-free exchange, while the FDIC will receive 14 million shares.

                 Based on Friday's closing price, the initial share issuance would be valued at approximately $1.2 billion.

                 The other 8 million shares of common stock will be issued and placed in escrow. The distribution of these escrow shares will depend on the outcome of a lawsuit filed by Keystone and certain affiliates against the federal government. The lawsuit challenges the government's decision to disallow certain regulatory forbearances that were negotiated at the time the investors acquired American. Cash proceeds from any judgment or settlement would be paid directly to Washington Mutual. The company would then release shares from the escrow to the investors and the FDIC, based on the amount of the recovery, net of taxes and certain litigation and escrow expenses. If no judgment or settlement is obtained, the shares will be retired.

                 Also as part of the financial terms of the agreement, Washington Mutual will assume approximately $365 million of outstanding senior and subordinated debt and $80 million of outstanding preferred stock of the companies that own American.

                 Pretax restructuring charges are anticipated to amount to $118 million. In addition, Washington Mutual will make a one-time, pretax provision of $125 million to loan loss reserves to conform with the company's existing reserving methodology. In all,





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         pretax restructuring and other transaction-related charges are anticipated to amount to $243 million ($200 million after-tax).

         FDIC EXPECTED TO SELL SHARES; KEYSTONE INVESTORS TO REMAIN ONGOING SHAREHOLDERS

                 It is anticipated that, working with Washington Mutual, the FDIC will sell its initial shares in a public offering shortly following the close of the transaction.

                 The investors would initially hold approximately 22 percent of Washington Mutual's outstanding common stock after the transaction. These investors include Robert M. Bass, who would initially hold approximately 8 percent of Washington Mutual's outstanding common stock as a result of his direct ownership interest in the partnership.

                 The agreement also provides for two people, mutually agreed upon by both Washington Mutual and Bass, to be invited to join Washington Mutual's current board of directors. "We are very pleased that Robert Bass and the other primary Keystone investors have expressed their interest in becoming long-term shareholders in our company," Killinger said. "They share our philosophy of creating long-term shareholder value through the execution of the company's strategic plan."

         BUSINESS COMBINATION:  A STRATEGIC "FIT"

                 "American's operations will provide our company with an immediate statewide presence in California, as well as an opportunity to offer American's customers an expanded line of products and services," Killinger said. "This combination, along with aggressive marketing efforts, provides terrific prospects for successful execution of our consumer banking strategy in California."

                 As of June 30, American operated 158 branches and 61 loan offices in California, as well as a new loan office in Phoenix, Ariz. These locations will complement Washington Mutual's 248 financial centers and 23 loan centers in Washington, Oregon, Idaho, Utah and Montana. Washington Mutual also operates 46 commercial banking offices in Washington and Oregon.

                 American would also add more than 581,000 new households to Washington Mutual's base, bringing the total number of households served by the company to over 1.3 million.

                 In California, Washington Mutual will enter a state with a population more than three times the size of Washington and Oregon combined. After several recessionary





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WAMU -- 4

         years in the early 1990s, the California economy has posted gains in both employment and personal income in 1994 and 1995.

                 "California offers a large, urban-based population and a good economic mix of high tech, entertainment, trade, tourism and agriculture," said Killinger. "Our consumer banking strategy, highlighted by aggressive promotion of checking accounts and subsequent cross-selling of consumer loans and other products and services, has proven very successful in markets with similar characteristics."

                 Killinger noted that American's balance sheet composition is an excellent fit with Washington Mutual's.

                 American's loan and investment portfolios, consisting primarily of adjustable-rate mortgages and mortgage-backed securities, will complement Washington Mutual's portfolio, he said, and will accelerate the company's efforts to reduce its interest rate risk.

                 At June 30, 1996, American's nonperforming assets were 1.08 percent as a percentage of total assets. Based on June 30 figures, the combined companies' nonperforming assets to total assets ratio would be 0.77 percent, comfortably within Washington Mutual's corporate goal of 1 percent or less, Killinger said. After the $125 million provision, reserves as a percentage of nonperforming loans would be 169.5 percent.

                 "Carefully managing asset quality and maintaining strong reserves will continue to be a top priority for our company in the years ahead," Killinger said.

         BRANCH CLOSURES NOT ANTICIPATED; COMMON OPERATING PLATFORM TO BE INTRODUCED

                 Following the transaction, American Savings Bank will become a wholly owned subsidiary of Washington Mutual, Inc. and will continue using the American name in its markets. Branch and loan center closures are not anticipated as a result of the combination, and American will also maintain its administrative offices in Irvine and Stockton, Calif.

                 Although consolidation of certain head-office functions is expected, Killinger said it is not possible at this time to determine the number of positions that will be affected. "We anticipate that over the next two years, the majority of our projected expense reductions will be achieved by converting American's operating
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WAMU -- 5

         systems to those of Washington Mutual. These consolidations will not have a material effect on overall employment."

                 Most of American's nearly 3,000 employees will be offered positions after the transaction is completed. A severance package will be made available to eligible employees whose positions are consolidated.

                 "American has a strong and experienced management team that has helped elevate the bank to the No. 2 position in California's residential mortgage market," Killinger said. "Our goals are to expand American's mortgage lending and consumer banking presence in California, continue to improve on operating efficiencies and position it for growth through potential acquisitions. Our future management group in California will be structured to achieve these goals in the most timely manner, and American's current management team will be well represented."

                 Killinger said the new management structure would be announced prior to closing.

         ANTOCI TO RETIRE, CONTINUE ON AS ADVISOR

                 Mario Antoci, American's chairman and CEO, announced that he will retire upon the close of the transaction. Antoci, who has been cited nationally for his contributions to lending to low- to moderate-income and minority neighborhoods in California, will continue to be involved in CRA and community development issues as an advisor to Killinger.

                 "The highlight of my career has been helping to build American into the premier organization it is today," Antoci said. "And this union with Washington Mutual moves American into yet another new era, one offering many exciting opportunities.

                 "Today's announcement is positive news for our employees, customers and our California communities. As part of a larger organization, most of our employees will find that they have even greater career opportunities than before. Our customers will enjoy Washington Mutual's expanded line of products and services without any disruption in service. And American will be able to continue meeting the credit needs of all its communities -- particularly those in our central cities -- in the same excellent manner in which we've done for many years."

                 "Both Washington Mutual and American have earned top CRA ratings and enthusiastically support lending to markets that have been traditionally under-served,"





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WAMU -- 6

         Killinger added. "We are extremely pleased that Mario will be continuing on as an advisor on CRA and community development issues. His experience and counsel will be a tremendous asset as our companies continue their leadership role in meeting the credit needs of all our communities."

         A LOOK TO THE FUTURE

                 "The agreement with American represents further progress in our mission to be the premier financial services company in the West," Killinger said. "We will continue to adhere to the strategies that are part of the strategic plan that we introduced last year."

                 "These strategies include strengthening our consumer banking franchise throughout the West; further diversifying our business mix by increasing our commercial banking operations; decreasing our sensitivity to movements in interest rates; improving the margins of our core businesses; keeping a watchful eye on expenses; operating even more efficiently; and maintaining strong asset quality."

                 The agreement for merger has been approved by the boards of directors of both companies as well as Keystone's shareholder. The warrant exchange agreement has also been approved by the FDIC. The transaction requires the approvals of federal regulators and of holders of two-thirds of Washington Mutual's outstanding capital stock. Pending these approvals, Washington Mutual expects that the transaction will be completed by year-end 1996, with the conversion of American's business systems to follow within six months.

                 American Savings Bank, based in Irvine, Calif., had more than $20 billion in assets at June 30, 1996. It operates 158 branches and 61 loan offices throughout California. The bank also operates one loan office in Arizona.

                 With a history dating back to 1889, Washington Mutual, Inc. is a diversified financial services company focusing on families and small- to mid-size businesses. At June 30, 1996, Washington Mutual and its subsidiaries had assets of $22.3 billion and operated more than 300 offices in Washington, Oregon, Idaho, Utah and Montana. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

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         Editor's Note:  Kerry Killinger and Mario Antoci will participate in a telephone conference call for reporters at 1 p.m. Eastern Daylight Time on Monday, July 22. To participate in the conference, please call 1-800-732-1388 by 12:50 p.m. EDT.

         Satellite coordinates -- need input from Abernathy.

         Washington Mutual's press releases are available at no charge through PR Newswire's Company News On Call fax services. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-758-5804, extension 959552. On the internet, press releases may be accessed at http://www.prnewswire.com/cnoc/exec/menu?959552.





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                WASHINGTON MUTUAL, INC./KEYSTONE HOLDINGS, INC.
                                  AT-A-GLANCE

JUNE 30, 1996 FIGURES (ALL DOLLAR FIGURES IN MILLIONS, EXCEPT PER SHARE PRICES).
                 FINANCIAL RATIOS REFLECT YEAR-TO-DATE FIGURES.

                                          WAMU              KEYSTONE           PRO FORMA
 Total Assets                             $22,323            $20,481             $42,165(1)

 Total Deposits                           $11,027            $12,729              $23,756

 Total Loans                              $13,800            $12,836              $26,511

 Net Income (Second Qtr.)                  $61.4              $34.3                $95.7

 Net Income (First Half)                   $120.9             $74.5                $195.4

 Return on Assets                          1.09%              0.74%                0.94%

 Return on Common Equity                   15.22%             15.93%              17.76%(1)

 Nonperforming Assets                      $103.2             $219.9               $323.1

 Nonperforming Assets/Assets                .46%              1.07%                0.77%

 Reserves                                  $144.2             $90.0              $359.3(2)

 Reserves/Nonperforming Loans              189.5%             66.3%              169.5%(2)

 Stockholders' Equity/Assets               7.38%              3.08%               5.28%(1)

 Book Value Per Share                      $19.73              ----              $17.96(1)

 Closing Stock Price Per Share           $30.125(3)            ---                  ---

 Shares Outstanding                       77.5(4)              ---                 117.5

 Market Capitalization                     $2,316              ---               $3,525(5)

 Branch Locations                           248                158                  406

 Loan Offices                                23                 62                   85

 Commercial Bank Offices                     46                ---                   46

 Total Banking Offices                      317                220                  537

 Households Served (000's)                  769                581                  1.3

 Employees                                 4.932              2.972                7,904



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(1) Reflects anticipated, capital, restructuring and other transaction-related adjustments

(2) Includes one-time, pretax provision of $125 million

(3) Friday, July 19, closing price

(4) Fully diluted shares

(5) Assumes initial 40 million share issuance at Friday's closing price